Exhibit 21.1

LIST OF SUBSIDIARIES

KBR, INC.

Subsidiaries of Registrant as of December 31, 2010

NAME OF COMPANY	STATE OR COUNTRY OF INCORPORATION

BITC (US) LLC	Delaware

HBR NL Holdings, LLC	Delaware

KBR Group Holdings, LLC	Delaware

KBR Holdings, LLC	Delaware

Kellogg Brown & Root Holding B.V.	The Netherlands

Kellogg Brown & Root Holdings Limited	United Kingdom, England & Wales

Kellogg Brown & Root Holdings (U.K.) Limited	United Kingdom, England & Wales

Kellogg Brown & Root Limited	United Kingdom, England & Wales

Kellogg Brown & Root LLC	Delaware

Kellogg Brown & Root Netherlands B.V.	The Netherlands

Kellogg Brown & Root Services, Inc.	Delaware

KBR USA LLC	Delaware

Kellogg Brown & Root International, Inc.	Delaware

BE&K, Inc.	Delaware

Roberts & Schaefer Industries, Inc.	Delaware

KBR Australia Pty Ltd.	Australia

Kellogg Brown & Root Investment Holdings Limited	United Kingdom, England & Wales